Exhibit 5.1

[Letterhead of Greenberg Traurig, LLP]

Mark J. Wishner

Tel 703.749.1352

Fax 703.714.8359

wishnerm@gtlaw.com

February 1, 2024

WaveDancer, Inc.

12015 Lee Jackson Highway

Suite 210

Fairfax, Virginia 22033

Ladies and Gentlemen:

We have acted as counsel to WaveDancer, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-4 (File No. 333-276649) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement provides for the registration by the Company of up to 28,719,802 shares of its common stock, par value $0.001 (the “Shares”) upon the consummation of the merger (the “Merger”) of FFN Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub”), with and into Firefly Neuroscience, Inc., a Delaware corporation (“Firefly”), pursuant to the Agreement and Plan of Merger, dated November 15, 2023, as amended by that certain Amendment No. 1, dated as of January 12, 2024, by and among the Company, Merger Sub and Firefly (the “Merger Agreement”).

In connection with this opinion, we have examined the actions taken by the Company in connection with the authorization of the issuance of the Shares, and such documents as we have deemed necessary for the purpose of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

Our opinion is limited to the federal laws of the United States and the General Corporation Law of the State of Delaware and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

Based upon and subject to the foregoing, it is our opinion that, when the Shares are issued and delivered by the Company in accordance with the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable.

We understand that the Company wishes to file this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to reference the firm’s name under the heading “Legal Matters” in the prospectus which forms part of the Registration Statement, and we hereby consent thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, /s/ Greenberg Traurig, LLP